Exhibit 23.1

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of ATS Medical, Inc. for the registration of 2,727,273 shares of its common stock and to the incorporation by reference therein of our report dated March 23, 2000, with respect to the consolidated financial statements of ATS Medical, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

                                       Minneapolis, Minnesota
                                       August 8, 2000